Exhibit 10

RETIREMENT AGREEMENT

RETIREMENT AGREEMENT (“Agreement”), dated as of March 14, 2012, by and between Progenics Pharmaceuticals, Inc. (the “Corporation”) and Paul J. Maddon (“Maddon”) (each a “Party,” and together, the “Parties”).

WHEREAS, Maddon is a long-service and highly valued employee of the Corporation and has served as a member of the Corporation’s Board of Directors (the “Board”) since the Corporation’s inception;

WHEREAS, Maddon has elected to retire as an employee of the Corporation;

WHEREAS, the Corporation desires to recognize Maddon’s significant contributions by providing the Retirement Benefits set forth below and desires to continue to benefit from Maddon’s experience and professional expertise through his continued services as a member of the Board;

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound, hereby agree as follows:

   1.   Resignation as Chief Science Officer.  As of the date hereof (the “Effective Date”), Maddon shall resign as the Corporation’s Chief Science Officer.  For the avoidance of doubt, Maddon’s resignation as the Corporation’s Chief Science Office is voluntary and shall not constitute “Good Reason” within the meaning of Section 8.3 of the employment agreement between Maddon and the Corporation dated as of December 31, 2007, as amended on March 31, 2011 (the “Employment Agreement”).

   2.   Continued Employment through June 13, 2012.  During the period beginning on the Effective Date and continuing through June 13, 2012 (the “Retirement Date”), Maddon will (a) continue to be employed on a full-time basis by the Corporation, (b) continue to receive his base salary at the rate in effect as of the Effective Date, (c) continue to be eligible for the pension and welfare benefits at the same level and on the same terms in effect as of the Effective Date, (d) remain a member of the Board and (e) remain a Vice Chairman of the Board.  For the avoidance of doubt, the Retirement Date shall be the last day of Maddon’s employment with the Corporation.

   3.   Continuing Service after June 13, 2012.  From and after the Retirement Date, Maddon will continue to serve as a member of the Board and be a Vice Chairman of the Board subject to his re-election to the Board and the Corporation’s charter, by-laws and other applicable requirements, without restriction or liability except as specifically provided in Section 4(c) this Agreement.  As a non-employee director, Maddon will receive standard non-employee director compensation, including the Corporation’s standard equity award grants, subject to the terms of the Corporation’s non-employee director compensation policy as in effect from time to time.  Maddon agrees that, after the Retirement Date while he is a member of the Board, he will make himself reasonably available to participate in executive meetings as reasonably requested by the Corporation’s Chief Executive Officer.

   4.   Retirement Benefits.  In connection with Maddon’s retirement and the ending of his employment relationship with the Corporation on the Retirement Date, the Corporation shall pay and provide to Maddon, and Maddon shall only be entitled to, the following payments and benefits, subject to his compliance with Section 6:

(a) payment of an amount equal to $1,789,333 in cash (less applicable withholdings), which shall be paid to Maddon within five (5) calendar days following the Release Effective Date as defined in Appendix A (the “Payment Date”);

(b) any equity awards that are unvested as of the Retirement Date that were granted before March 31, 2011 will become fully vested with respect to options and nonforfeitable with respect to restricted stock, effective immediately upon the Release Effective Date, and the exercise period with respect to Maddon’s options shall extend until the date the option expires as set forth in each respective option award.

(c) any equity awards that are unvested as of the Retirement Date that were granted on or after March 31, 2011 will continue to vest in accordance with their terms so long as Maddon continues to serve on the Board; provided, and notwithstanding anything to the contrary in any policies, equity award documents or otherwise, in the event Maddon ceases to serve on the Board for any reason other than Maddon’s resignation from the Board, any unvested portion of any options granted to Maddon shall become fully vested and restricted stock grants shall become nonforfeitable effective upon the last day of Maddon’s Board service and the exercise period with respect to Maddon’s options shall extend until the date the option expires as set forth in each respective option award;

(d) Maddon shall receive an annual incentive bonus for the Corporation’s 2011 fiscal year in the amount of $150,000 on the Payment Date (and, for the avoidance of doubt, Maddon shall not be eligible to receive any bonus for the Corporation’s 2012 fiscal year);

(e) Within five (5) calendar days following the Retirement Date, Maddon shall be entitled to receive any salary, expense reimbursements or other amounts from the Corporation then due but unpaid as of the Retirement Date, which in the case of the salary shall be prorated to the date of termination, and in the case of other accrued but unpaid vacation, expense reimbursement or other benefits shall each be provided pursuant to the applicable Corporation policy; provided that, notwithstanding anything to the contrary in the Company’s policy, Maddon’s final accrued vacation shall be calculated based on his carryover of up to a maximum of four weeks of unused vacation, as substantiated by Maddon and approved by the Corporation’s Chief Financial Officer;

(f) for the period beginning on the Retirement Date and ending on the second anniversary of the Retirement Date, Maddon shall be entitled to continue to receive the Welfare Benefits (as defined in the Employment Agreement) which Maddon actually received as of the Effective Date; provided, that at the Corporation’s sole discretion, the Corporation may pay Maddon the Welfare Cash Equivalent (as defined in the Employment Agreement) of the Welfare Benefits;

(g) the Corporation shall provide Maddon with access to appropriate office space in the Innovation Center that is not materially less favorable than the office space provided to other senior executives and continued secretarial and administrative support through December 31, 2012.  Maddon (1) shall be permitted to retain the cell phone and home computer provided to him in connection with his employment and will remain on the company’s cell phone plan until December 31, 2012, provided that Maddon shall be responsible for transferring his cell phone number to a personal account effective January 1, 2013, and (2) will have access to the Company’s email system until December 31, 2012, provided that on or before such date, Maddon will transfer his personal files and other electronic information to a non-Company email account; notwithstanding the foregoing, if, prior to December 31, 2012, the Board determines that Maddon has engaged in activity that constitutes “Cause” as defined in Section 8.1.3 of the Employment Agreement, then the Corporation’s obligations pursuant to this Section 4(g) shall cease as of the date of such determination;

(h) the Corporation shall reimburse Maddon up to $7,500 for the legal fees he has incurred in connection with the negotiation and execution of this Agreement, subject to Maddon’s submission of appropriate expense documentation in accordance with the Corporation’s reimbursement policies in effect as of the Effective Date; and

(i) except as set forth in this Agreement, Maddon agrees that he shall not be entitled to any other remuneration under the Employment Agreement or otherwise.

    5.   Nondisparagement.  Maddon agrees, and the Corporation agrees that its Board members and senior executives with a title of senior vice president or higher shall not make any statement, orally or in writing, which disparages or criticizes the reputation of Maddon, on the one hand, or the Corporation, any of its Board members or executive officers on the other hand, except, in either case, as required by law or an order of a court or governmental agency with jurisdiction.

   6.   Mutual Release Required.  The Corporation shall not be required to make or provide, and Maddon shall not be entitled to receive, the payments and benefits stated in Section 4 (other than the payments and benefits in Section 4(e)) unless (1) Maddon executes and delivers to the Corporation the mutual release agreement set forth in Appendix A (“Mutual Release”) and (2) the Release Effective Date for such Mutual Release occurs on or prior to the fifty-fifth (55th) calendar day following the Retirement Date.  If Maddon does not execute the Release or the Mutual Release Effective Date does not occur on or prior to the fifty-fifth (55th) day following the Retirement Date, then the Corporation shall not be required to make any of the payments or provide any of the benefits set forth in Section 4 (other than the payments and benefits in Section 4(e)).  As a material condition of this Agreement, of the Mutual Release and of Maddon’s obligations to the Corporation, the Company shall execute and deliver to Maddon the Mutual Release no later than five (5) calendar days after Maddon’s execution of the Mutual Release.

   7.   Continuing Employment Agreement Obligations.  The Parties will continue to be bound by the terms of Employment Agreement Section 9.1 (“Non-Disclosure of Confidential Information”), Section 9.3 (regarding employee non-solicitation), Section 10 (“Proprietary Information”), Section 12 (“Indemnification and Insurance”), and Section 17 (“Adverse Public Statements and Disclosures”), in each case, in accordance with the terms set forth in the Employment Agreement, provided, that Employment Agreement Section 12 shall only apply to Maddon in his capacity as a senior executive through the Retirement Date, and after the Retirement Date and for so long as Maddon continues to serve on the Board, Maddon will be provided with the same indemnification provisions and directors and officers insurance as that which is provided to other directors.

   8.   No Setoff.  For the avoidance of doubt, Maddon is not required to seek other employment or to attempt in any way to reduce any amounts payable to him by the Corporation pursuant to this Agreement.  Furthermore, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Maddon or benefit provided to him as the result of employment by another employer or otherwise.  In addition, the amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or any other right which the Corporation may have against Maddon or others, except upon obtaining by the Corporation of a final nonappealable judgment against Maddon.

   9.   Entire Agreement.  This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, provided, that Employment Agreement Section 9.1 (“Non-Disclosure of Confidential Information”), Section 9.3 (regarding employee non-solicitation), Section 10 (“Proprietary Information”), Section 12 (“Indemnification and Insurance”) to the extent set forth above in Section 7 above, Section 13 (“Remedies”), Section 14 (“Transfer and Assignment”), Section 15, (“Modifications”), Section 16 (“Notices”), Section 17 (“Adverse Public Statements and Disclosures”), Section 18 (“Waiver and Breach”), Section 19 (“Governing Law and Jury Trial”), Section 20 (“Severability”) and Section 22 (“Section 409A of the Internal Revenue Code”) are expressly incorporated herein, and shall be deemed to refer to this Agreement, mutatis mutandis and the Indemnification Agreement entered into between the Corporation and Maddon dated January 1, 2007 (the “Indemnification Agreement”) shall remain in full force and effect.  Except with respect to Employment Agreement provisions incorporated herein by express reference, which several provisions shall continue in full force and effect, the Employment Agreement shall terminate upon the Effective Date.  Maddon’s equity grants shall be governed by applicable stock plans and agreements; provided no options or restricted stock shall be subject to any limitations under any stock plan or otherwise in the post-employment period during which such options shall vest and be exercised or restricted stock may be outstanding, except as provided herein.  No modification, amendment or waiver of all or any part of this Agreement will be valid unless made in writing and signed by the Parties.

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

MADDON

____________________________________
Paul J. Maddon

THE CORPORATION

By:_________________________________

For Progenics Pharmaceuticals, Inc.

APPENDIX A

MUTUAL RELEASE

MUTUAL RELEASE (this “Mutual Release”) is entered into by  Paul J. Maddon (“Maddon”) in favor of Progenics Pharmaceuticals, Inc. (the “Corporation”), its subsidiaries, affiliates, officers, directors, executives, members, attorneys and agents and their predecessors, successors and assigns, individually and in their official capacities (together, the “Corporation Released Parties”) and in favor of Maddon and his heirs, executors, and administrators, (together the “Maddon Released Parties”).

WHEREAS, Maddon and the Corporation are seeking benefits under the Retirement Agreement between the Parties, dated March 14, 2012 (the “Retirement Agreement”), that are conditioned on the effectiveness of this Mutual Release.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

   1.   Mutual Release

(a) Maddon knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Corporation Released Parties from any and all actions, causes of action, claims, allegations, rights, obligations, liabilities, or charges (collectively, “Claims”) that he (or his heirs, executors, administrators, successors and assigns) has or may have, whether known or unknown, by reason of any matter, cause or thing occurring at any time before and including the date of this Mutual Release arising under or in connection with Maddon’s employment or termination of employment with the Corporation and its affiliates (together, as constituted from time to time, the “Group”), including, without limitation:  claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; tort; wrongful, abusive, unfair, constructive, or unlawful discharge or dismissal; impairment of economic opportunity; defamation; age and national origin discrimination; sexual harassment; back pay; front pay; benefits; attorneys’ fees; whistleblower claims; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; punitive or exemplary damages; violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other matters related in any way to Maddon’s employment with the Group or the termination of that employment.  In addition, in consideration of the provisions of this Mutual Release, Maddon further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general Mutual Release to those claims that are known or suspected to exist in Maddon’s favor as of the Release Effective Date (as defined below).

(b) The Corporation, on behalf of each of the Corporation Released Parties, knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Maddon Released Parties from any and all actions, causes of action, claims, allegations, rights, obligations, liabilities, or charges (collectively, “Claims”) that any Corporation Released Parties has or may have, whether known or unknown, by reason of any matter, cause or thing occurring at any time before and including the date of this Mutual Release arising under or in connection with Maddon’s employment or termination of employment with the Group including, without limitation, claims for any matters related in any way to Maddon’s employment with the Group or the termination of that employment; provided, however, that the foregoing release shall not apply to any claims of fraud (including any fraud or falsification related to financial statements or scientific results) or other conduct that satisfies the elements of a criminal offense (the “Excepted Claims”).  The Compensation Committee of the Board has no knowledge or reason to believe that any Corporation Released Party has any Excepted Claim against Maddon.  In addition, in consideration of the provisions of this Mutual Release, the Corporation further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those claims that are known or suspected to exist in any Corporation Released Party’s favor as of the Release Effective Date.

   2.   Surviving Claims.  Notwithstanding anything herein to the contrary, this Mutual Release shall not:

2.1	release any Claims arising after the date of this Mutual Release;

2.2	limit or prohibit in any way Maddon’s (or his beneficiaries’ or legal representatives’) or the Corporation’s ability to bring an action to enforce the terms of this Mutual Release;

2.3
release any claim for continuation of benefits under the law known as COBRA or for employee benefits under plans covered by the Employee Retirement Income Security Act of 1974, as amended, to the extent that such claims may not lawfully be waived or for any payments or benefits under any plans of the Group that have vested according to the terms of those plans;

2.4	waive any rights under the stock plan(s) or related agreements governing Maddon’s equity awards;

2.5	release any claims for payment or benefits under the Retirement Agreement; or

2.6
release any claims under the Indemnification Agreement (as defined in the Retirement Agreement) or for indemnification in accordance with applicable laws and the corporate governance documents of the Corporation or any other member of the Group, including any right to contribution, in accordance with their terms as in effect from time to time or pursuant to any applicable directors and officers insurance policy including, without limitation, with respect to any liability incurred by Maddon as an officer or director of the Corporation or any member of the Group or any right Maddon may have to obtain contribution as permitted by law in the event of entry of judgment.

   3.   Additional Representations.  The Parties further represent and warrant that he/it has not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Released Party nor has he/it assigned, pledged, or hypothecated as of the Release Effective Date his claim to any person and no other person has an interest in the claims that he is releasing.

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   4.   Acknowledgements by Maddon.  Maddon acknowledges and agrees that he has read this Mutual Release in its entirety and that this Mutual Release is a general release of all known and unknown claims, including, without limitation, to rights and claims arising under ADEA.  Maddon further acknowledges and agrees that:

4.1	this Mutual Release does not release, waive or discharge any rights or claims that may arise for actions or omissions after the date of this Mutual Release;

4.2	Maddon is entering into this Mutual Release and releasing, waiving and discharging rights or claims only in exchange for consideration which he is not already entitled to receive;

4.3
Maddon has been advised, and is being advised by the Corporation, to consult with an attorney before executing this Mutual Release; Maddon acknowledges that he has consulted with counsel of his choice concerning the terms and conditions of this Mutual Release;

4.4	Maddon has been advised, and is being advised by this Mutual Release, that he has forty-five (45) calendar days within which to consider the Mutual Release; and

4.5
Maddon is aware that this Mutual Release shall become null and void if he revokes his agreement to this Mutual Release within seven (7) calendar days following the date of execution of this Mutual Release.  Maddon may revoke this Mutual Release at any time during such seven-day period by delivering (or causing to be delivered) to each of the notice parties set forth in the Employment Agreement written notice of his revocation of this Mutual Release no later than 5:00 p.m. eastern time on the seventh (7th) full calendar day following the date of execution of this Mutual Release (the “Revocation Period”).  If Maddon revokes during the Revocation Period and the Corporation has signed this Mutual Release, the Corporation’s signature shall become void ab initio and of no force or effect.  This Mutual Release shall become effective on the next business day after the Revocation Period, provided it is signed by Maddon and the Corporation and it is not revoked by Maddon during the Revocation Period (the “Release Effective Date”).  Maddon agrees and acknowledges that a letter of revocation that is not received during the Revocation Period will be invalid and will not revoke this Mutual Release.

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   5.   Additional Agreements.  Maddon agrees that should any person or entity file or cause to be filed any civil action, suit, arbitration, or other legal proceeding seeking equitable or monetary relief concerning any claim released by Maddon herein, Maddon shall not seek or accept any personal relief from or as the result of such civil action, suit, arbitration, or other legal proceeding.  If a Corporation Released Party whom Maddon has released pursuant to Section 1(a) commences a Claim against Maddon and the release therein is deemed ineffective with respect to that Corporation Released Party because the Corporation was not empowered to release Claims on that person’s or entity’s behalf, then the release Maddon provided pursuant to Section 1(a) will not be effective solely with respect to the Corporation Released Party commencing such Claim.  For the avoidance of doubt, (i) Maddon’s release in favor of the Corporation, its subsidiaries and the Corporation Released Parties other than the Corporation Released Party commencing such Claim shall at all times remain in full force and effect, (ii) nothing herein shall be construed to affect the validity or enforceability of Sections 1 (a) or (b) and (iii) under no circumstances shall Maddon's release in favor of the Corporation and its subsidiaries ever be impacted by an action brought by another Corporation Released Party.

   6.   Governing Law.  To the extent not subject to federal law, this Mutual Release will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that state.

   7.   Captions; Section Headings.  Captions and section headings used herein are for convenience only and are not a part of this Mutual Release and shall not be used in construing it.

   8.   Counterparts; Facsimile Signatures.  This Mutual Release may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart.  Any signature on this Mutual Release delivered by either party by facsimile transmission shall be deemed to be an original signature thereto.

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IN WITNESS WHEREOF, Maddon has executed this Mutual Release on _______________, 2012.

MADDON

_____________________________________
Paul J. Maddon

Accepted and Agreed:

THE CORPORATION

By:           _______________________________
For Progenics Pharmaceuticals, Inc.

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